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Mr. Bradford J. Richdale
864 John Anderson Drive
Ormond Beach, FL 32176

Michael M. Cimino
President, Zapp.net, Inc.
2570 West International Speedway Blvd.
Daytona Beach, FL 32114

Dear Brad and Michael:

This letter confirms our agreement relating to Summus, Ltd. and Summus Technologies, Inc. As we discussed, we have agreed to the following:

1. Brad Richdale personally will lend $250,000 in cash in immediately available funds to Summus Ltd. upon the execution of this agreement. Contemporaneously with payment of this $250,000 to Summus Ltd., Summus Ltd. will execute a convertible note for the $250,000. The note will bear interest at 8% per annum and will be payable from the first $750,000 payment regarding the Marketing Agreement referred to in
         Section 2 below. If this note is not repaid when due, you will have the option to convert it into 0.9% of the issued and outstanding shares of Summus Ltd. common stock. It is understood that the $250,000 will be used by Summus, Ltd. primarily to fund its operating expenses.

2. Summus, Ltd. and High-Speed Net Solutions, Inc., currently named Zzap.net, Inc. ("Net Solutions") will enter into a Marketing License Agreement (the "Marketing Agreement") no latter than 40 days from the execution of this agreement. This Marketing Agreement will contain non-business terms and conditions substantially similar to the final draft of the Marketing License Agreement from December 10, 1998, relating to the previous ZAP transaction (the "Previous Agreement"). In this regard, Net Solutions will have the sublicense rights specified in and in accordance with the Previous Agreement. The basic business terms of the Marketing Agreement will be as follows:

         a. An initial three year term. After the initial three year term, Net Solutions will have the option to renew the Marketing Agreement for an upfront payment per year repayable against royalties of the greater of (i) $2.5 Million or (ii) 15% of the prior year's royalty payments to Summus, Ltd. under the Agreement. The $2.5 Million will be paid in four equal monthly installments, with the first payment being made at the beginning of the additional term. This upfront

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                  payment will be repaid pursuant to the same formula used in the repayment of the initial $3 Million advance as stated in
                  Section 2b hereof.

         b. Net Solutions will have an exclusive right to sell the video streaming product as such product was defined in the Previous Agreement, except for the government market. Summus, Ltd. will also have the right to market the video streaming products in the OEM market. OEM video streaming sales royalties will be divided 50/50 of net, with each party recouping direct costs as documented. Until New Solutions recoups the initial $3 Million payment for the Marketing Agreement, the royalty payment shall be split 70/30 of net, with Summus, Ltd. receiving 30%, and the other 20% which otherwise would be payable to Summus, Ltd. being applied to pay down the $3 Million. Summus, Ltd. retains the exclusive rights to sell the video streaming product in the government market.

         c. Net Solutions will have a non-exclusive license to sell the other products, including newly developed products, of Summus, Ltd. as defined in the previous Agreement.

         d. Summus, Ltd. will receive seven and a half percent (7 1/2%) of the Adjusted Gross Revenue (as defined in the Binding Letter Agreement dated October 28, 1998) generated relating to Summus products by Net Solutions outside of the OEM market. The full amount of this seven and one-half percent (7 1/2%) will be paid to Summus, Ltd. on a monthly basis, and there will be no deductions from the royalties.

         e. The terms and conditions of any OEM sale not involving video streaming in which Net Solutions has involvement, including the appropriate compensation for Net Solutions and Summus, Ltd, will be determined through reasonable good faith negotiations between Summus, Ltd. and Net Solutions on a case by case basis.

         f. With respect to the OEM Market, Net Solutions and Summus, Ltd will work together and keep one another informed so that there is no duplication of effort or confusion in the marketplace.

         g. The parties will work together to develop appropriate pricing so that neither party undercuts one another in the marketplace.

         h. The Marketing Agreement cannot be assigned or transferred without the prior written consent of Summus, Ltd., which consent will not be unreasonably withheld. Notwithstanding the foregoing, the Marketing Agreement can be assigned to an entity capable of performing under the Marketing Agreement


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                  that is not a direct competitor of Summus, Ltd. if Summus,
                  Ltd. receives a nonrefundable cash payment of the greater of
                  (i) $10 Million or (ii) 15% of the prior year's royalties paid under the Marketing Agreement.

         i. Net Solutions will pay $3,000,000 for this Marketing Agreement. The $3,000,000 will be paid by Net Solutions in installments of $750,000 over four months with the first installment due upon the execution of the Marketing Agreement and each remaining installment due at the end of each successive one month period thereafter. The Marketing Agreement will not be effective until the first $750,000 payment is made. Except for the first payment, with respect to these payments, there is a thirty day cure period before the Marketing Agreement terminates, but interest at 8% per annum will accrue on any late payments. The $3 Million advance payment is only recoverable from or against the royalties as specified in Section 2b hereof.

         j. Except as specifically enlarged herein, the Marketing Agreement shall also contain the Marketing Rights granted in the Brad Richdale Agreement dated March 2, 1998, but Brad Richdale and/or his designee Brad Richdale Direct or Net Solutions shall be relieved of the advertising requirements contained in the Brad Richdale Agreement.

         k. Except with respect to the video streaming product, there will be no first refusal rights. With respect to any new product, including, but not limited to, a chip, that directly or indirectly suppliants, replaces, competes with, is similar to in its function or intended use, or obsoletes the video streaming product defined in the Marketing Agreement, New Solutions will have first refusal rights to fund the development, and such funding will include the right to market the new product on an exclusive basis, on terms and conditions mutually agreed upon by Summus Ltd. and Net Solutions through reasonable good faith negotiations.

         Notwithstanding anything contained in this section two, if the Marketing Agreement is not executed with two weeks of this agreement, for whatever reason, then Brad Richdale will personally lend an additional $150,000 in cash in immediately available funds to Summus Ltd. on the first day of the third week following the execution of this agreement. The terms of this note will be the same as the terms contained in the note referred in Section 1, except for the dollar amount.

3. Except for the payments contemplated by this agreement, Summus, Ltd. will agree to compensate individuals (to initially include Brad Richdale, Michael Cimino, and Mike Pruitt) for equity capital invested in Summus Ltd. on terms agreeable to Summus Ltd., such compensation in accordance with the following formula: 5% on


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         1st Million, 4% on 2nd Million, 3% on 3rd Million, 2% on 4th Million,
         and 1% on all amounts over $4 Million.

4. Summus Technologies shall, unequivocally, and with all due speed merge with Summus, Ltd. (or a merger subsidiary thereof) structured to be tax free, on appropriate terms and conditions, once the Marketing Agreement has been executed and Summus, Ltd. has obtained the first two $750,000 payments under the Marketing Agreement in accordance with section 2i. Brad Richdale (or his designee) and Cale Yarborough will receive the same percentage ownership in Summus, Ltd. as they respectively own in Summus Technologies. It is anticipated that prior to the merger Summus, Ltd. will be redomiciled in Delaware. In the meantime, Brad Richdale agrees that we should move forward with the steps pertaining to the Florida operations of Summus Technologies as outlined in our fax dated January 5, 1999. Following the merger, Brad Richdale and a designee (Michael Cimino) will serve on a seven member board as Class One members of a classified board, whereby Class One Directors will have a three year term. If the Board is increased, Brad Richdale will retain the equivalent of 18% (rounded up) representation on the Board.

5. Within one year from the execution of this agreement, Net Solutions agrees to deliver a $2.5 Million factorable Purchase Order that is satisfactory to Summus, Ltd. for products of Summus, Ltd. the specifications of which will be mutually agreed upon by you and Summus, Ltd. Upon your execution of this agreement, you will receive common shares of Summus Technologies equal to 3% of the issued and outstanding common shares of Summus Technologies. Upon delivery of the purchase order to Summus Ltd. and its acceptance, which will not be unreasonably withheld, by Bjorn Jawerth, as the President of Summus, Ltd., you will receive additional common shares of Summus Technologies up to 6% of the issued and outstanding common shares of Summus Technologies as cash is received for the purchase of products under the Purchase Order at a rate of 1% per $277,777.78. If the above referenced nine (%) percent is not issued, then Brad Richdale (and his designees) specifically do not waive any rights they now may have with respect to their existing ownership claim thereto.

Brad, I think these are terms that are mutually beneficial to both Summus, Ltd., you and to Net Solutions and hopefully these will help make the Summus companies a success. If you agree to the foregoing, I would appreciate your signing where indicated below and returning this executed agreement to me. At that time, I would appreciate your forwarding to Summus, Ltd. the $250,000, at which time this Agreement will become effective.


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                                                  Sincerely,


                                                    /s/ Bjorn Jawerth
                                                  -------------------------
                                                  Dr. Bjorn Jawerth
                                                  President
                                                  Summus, Ltd.
                                                  Summus Technologies, Inc.

Agreed and Accepted:



/s/ Brad Richdale
------------------------------------------------
Brad Richdale, as it applies to him individually

/s/ Michael M. Cimino               1/14/99
------------------------------------------------
Michael Cimino, President, Zzap.net, Inc. (to be renamed High-Speed Net Solutions Inc.)


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